Exhibit 10.1
SPARTON CORPORATION
EMPLOYMENT AGREEMENT
     1. Parties; Effective Date. This Employment Agreement (“Agreement”), dated as of March 30, 2009, is between Sparton Corporation, an Ohio corporation, located at 2400 East Ganson St, Jackson, Michigan 49202 (the “Company”) and Greg Slome (“Executive” or “you”). This Agreement shall be effective as of April 1, 2009 (the “Effective Date”).
     2. Title; Nature of Employment.
     2.1 The Executive shall be the Senior Vice President and Chief Financial Officer, shall report to the Chief Executive Officer, and shall perform such duties and exercise such powers as may be delegated, from time to time, by the Company’s CEO.
     2.2 You agree to devote your full business time and best efforts to the Company while employed by the Company. You shall not provide services similar to those of the Company (either directly or through any other company), except on behalf of the Company. While employed by the Company, you shall not engage in any activity that will have an adverse effect upon your ability to perform the obligations under this Agreement.
     2.3 The Company shall employee you on an at-will basis.
     3. Compensation; Company Policies. For all of the services rendered by Executive under this Agreement, the Company will provide Executive with the compensation described in this Section 3.
     3.1 Salary. The Executive’s base salary shall be $235,000 per year, payable as and when the standard Company payroll is made. The Company may from time to time increase or decrease your salary.
     3.2 Annual Performance Bonus. Executive will be eligible for an annual performance bonus with a target opportunity equal to thirty-five (35%) of Executive’s base salary (the “Bonus”). The amount of the Bonus shall be determined by the Company in its discretion based on the Company’s performance and the Executive’s accomplishment of objectives mutually established by the Company and Executive on an annual basis. The Bonus shall also be subject to the terms of the Company’s annual short term incentive plan as approved by the Company’s Board of Directors. The Bonus shall be paid no later than the September 15th following the end of the fiscal year to which the Bonus relates.
     3.3 Long-Term Incentive Plan. Executive shall be eligible for the Company’s long-term incentive plan under the terms and conditions set forth in that plan.
     3.4 Restricted Stock. On the Effective Date, the Company shall grant and issue to Executive 20,000 shares of the Company’s common stock (the “Restricted Stock Award”). The grant of the Restricted Stock Award shall be subject to the terms and conditions contained in the Company’s standard Award Agreement and the Amended and Restated Sparton Corporation Stock Incentive Plan. In addition, the Restricted Stock Award shall vest as follows: (i) seventeen percent (17%) (rounded down to the nearest whole number) shall vest six (6) months after the Effective Date; (ii) sixteen percent (16%) of the shares (rounded down to the nearest whole number) shall vest on the first anniversary of the Effective Date; (iii) thirty-three percent

(33%) of the shares (rounded down to the nearest whole number) shall vest on the second anniversary of the Effective Date; and (iv) the remainder of the shares shall vest on the third anniversary of the Effective Date. The grant of the Restricted Stock Award is expressly conditioned upon the Executive’s execution of the Award Agreement.
     3.5 Policies. You are subject to current Company policies and policies relating to benefits, terms and conditions of employment, and any terms relating to or affecting the operation of the Company, including rules, procedures and regulations required by the federal or state governments or their agencies. You agree that compliance with those policies, terms and conditions is a condition of continued employment with the Company.
     4. Benefits. The Executive shall receive the following benefits, upon the terms and conditions set forth in the relevant plan documentation:
     4.1 Two (2) weeks paid vacation time as established by Company policy.
     4.2 Participation in any health, dental and vision insurance plans, long and short term disability plans, and life insurance plan maintained by the Company for its executives.
     4.3 Participation in any 401(k), pension or profit-sharing plan maintained by the Company for its executives.
     4.4 A monthly car allowance in the amount of $800.00.
     4.5 During his employment, the Executive shall be reimbursed for all travel, meals, entertainment, and other out-of-pocket expenses reasonably incurred by him on behalf of or in connection with the performance of his duties and the business of the Company, pursuant to the normal standards and guidelines followed from time to time by the Company; provide that an expense reimbursement shall under no circumstances occur later than ninety (90) days after the date on which the expense is incurred. The Company, in its sole discretion, shall determine what are reasonable and necessary business expenses.
     4.6 The Company shall reimburse Executive for reasonable relocation costs and moving expenses related to moving his residence to the Detroit metropolitan area in accordance with its Relocation Policy and subject to the approval of the CEO. Executive agrees that he must submit all relocation expenses for which he is seeking reimbursement within twelve (12) months of the Effective Date or expenses will not be eligible for reimbursement. Executive further agrees that if he voluntarily leaves his employment with Employer within (12) months of the Effective Date for any reason other than a Change in Control or material change in his title or responsibilities, Employee will repay/reimburse Employer for all of the relocation expenses Executive received from the Company.
     5. Termination of Employment.
     5.1 The Executive’s employment under this Agreement may be terminated:
(i)	by either the Executive or the Company at any time for any reason whatsoever or for no reason upon not less than thirty (30) days written notice, but Company may excuse Executive’s further service immediately and elect to pay Executive during the thirty (30) day notice period;
(ii)	by the Company at any time for “Cause” as defined below, without prior notice;

(iii)	by the Company upon the Executive’s “Disability” (as defined below) upon not less than thirty (30) days written notice;

(iv)	by the Executive because of and no later than sixty (60) days after a Change in Control;

(v)	by the Executive because of and no later than sixty (60) days after a material change in Executive’s title or responsibilities that continues uncured for a period of twenty (20) days after Company’s receipt of written notice of objection to such material change from Executive; and

(vi)	upon the Executive’s death.
     5.2 For the purpose of this Agreement, “Cause” means any of the following: (i) a material breach of any provision of this Agreement by Executive; (ii) a good faith finding by the Company of Executive’s failure or refusal to perform his assigned duties for the Company; (iii) Executive’s commission of fraud, embezzlement or theft, or a crime constituting moral turpitude, in any case, whether or not involving Company, that in the reasonable good faith judgment of the Company, renders Executive’s continued employment harmful to the Company; (iv) Executive’s misappropriation of Company assets or property, including, without limitation, obtaining reimbursement through fraudulent vouchers or expense reports; (v) a good faith finding by the Company of a breach of any material provision of the Company’s Code of Business Conduct and Ethics or other policies and procedures, provided that the breach is not cured within twenty (20) days after a written demand for cure is received by the Executive from the Board of Directors of the Company which specifically identifies the manner in which the Board of Directors believes the Executive has breached a material provision of the Company’s Code of Business Conduct and Ethics or other policies and procedures; or (vi) Executive’s conviction or the entry of a plea of guilty or no contest by Executive with respect to any felony or other crime that, in the reasonable good faith judgment of the Company, adversely affects the Company or its reputation or business.
     5.3 For the purpose of this Agreement, “Disability” means the inability of Executive to perform the essential duties of the Executive’s position by reason of mental or physical illness, incapacity or disability for more than three (3) consecutive months, or five (5) months in the aggregate in any twelve (12) month period.
     5.4 For the purposes of this Agreement, “Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets to a person, or (iii) the consummation of a merger or consolidation of the Company with any other person other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent at outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation or liquidation.
     6. Severance Payment; Company Paid COBRA Premiums. If the Company terminates your employment for any reason or no reason other than your death, Disability or for Cause, or if you terminate your employment pursuant to Section 5.1(iv) or (v), then:
     6.1 The Company will pay you severance in an amount equal to six (6) months of your current salary. This Severance Payment will be made as a part of the Company’s standard payroll over the six (6) month period after the date of termination and shall be subject to standard payroll deductions and all other legal requirements.
     6.2 The Company will also pay for six (6) months of COBRA premiums for medical insurance for you and/or your dependents if, and only if, you elect coverage for COBRA continuation.
     6.3 You agree that in order to receive the severance and Company paid COBRA premiums in Sections 6.1 and 6.2, you must execute a general waiver and release of claims in a form satisfactory to the Company. You further agree that in the event you violate Sections 9 or 10, the Company may terminate the severance and Company paid COBRA premiums and you will repay any severance you have received and any premiums paid by the Company.
     7. The Company’s Intellectual Property Rights; Nondisclosure of Information.
     7.1 In the course of your employment with the Company, you may have access to information or materials that are considered trade secret, confidential and/or proprietary by the Company (“Information”). Information permits the development and commercialization of competitive and unique products and services, and is protected by the Company from unauthorized use and disclosure. Information includes, but is not limited to, technical know-how, procedures, technical specifications, designs, software (both object code and source code), results of testing, programmer documentation, protocols, processes, compilations of data, strategic plans, sales and marketing plans, product plans, customer information, supplier information, financial information and proposed agreements. Information also includes all written materials identified in writing as “Confidential” or “Proprietary” or such similar proprietary legend, and oral information disclosed in connection with the Information. Information also includes “Workproduct” identified and defined in Section 8.1, below. This Information relates to the heart of the Company’s operation and is protected from unauthorized use and disclosure. It is important for the Company, and for the entities with whom it has contractual relationships, that the Information be maintained in confidence and only be disclosed at the direction of the Company’s officers and authorized agents.
     7.2 You agree that you will keep Information of the Company confidential. You agree that, unless otherwise directed by the Company, during and after your employment you will not: (i) take, retain or use Information, Workproduct or Company materials for your own benefit;

(ii) disclose Information, Workproduct or Company materials to any other entity or unauthorized person without the written permission from a Company officer; (iii) delete, encrypt, password protect, or retain electronic files containing Information, Workproduct or Company materials (including emails and attachments); or (iv) take any other action that impairs, restricts, limits, or impedes the Company’s ability to have full access to and use of its Information, Workproduct and materials.
     7.3 At the end of your employment, you agree not to make Company materials and data difficult to access. Specifically, you agree (i) not to delete or alter any Company documents, or destroy or throw away Company materials, (ii) not to password protect or encrypt or reformat Company documents, (iii) not to download Company information or forward electronic files from the Company computer systems to any other location, (iv) not to access the Company computer system, email system, or voice mail system, including by remote access, and (v) not to solicit the assistance of any Company employee or contractor to assist you in connection with such actions. Upon termination of your employment with the Company, you also agree to return to the Company all Information, Workproduct, and Company materials, and otherwise fully cooperate with and assist the Company in ensuring the Company’s ability to have full access to and use of its Information, Workproduct and/or materials. Such cooperation and assistance may include, but is not limited to, removing any password protection, encryption or other proprietary format on Company Information, Workproduct and materials.
     7.4 You have no obligation to maintain as confidential any Information that is or becomes entirely in the public domain, or is known to you prior to disclosure by the Company as evidenced by written, dated records in your possession, or is received lawfully by you without the breach of any obligation of confidentiality owed to the Company. The fact that discrete elements of Company confidential information may be in the public domain does not, by itself, remove from the protections of this Agreement any Information combining such discrete elements with other information and technology.
     7.5 The Company understands that its current employees may have had access to the trade secrets and proprietary information of third parties (that is, persons or companies other than the Company) during their previous employment. These other trade secrets may be owned by the former employers or by clients with whom those former employers did business. The Company does not permit its employees to disclose, use or incorporate into the Company’s products or services, the unlicensed trade secrets or proprietary information of third parties. You acknowledge the foregoing, and represent and warrant that you will not disclose to the Company, or incorporate into the Company Information and/or Workproduct, any trade secrets or proprietary information of third parties.
     7.6 You agree to indemnify and hold harmless the Company and agree to pay all damages, costs and fees (including attorneys’ fees) arising out of any claims by third parties relating to a breach or alleged breach of the warranties and representations included in Section 7.4 above.
     7.7 The confidentiality provisions of this Agreement are effective from the first date of your employment with the Company, and shall survive termination of your employment relationship with the Company and shall survive for so long a period of time as the Information, Workproduct and/or Company material is maintained by the Company as confidential.

     8. Disclosure and Ownership of Workproduct and Information.
     8.1 You agree to disclose promptly to the Company all ideas, inventions (whether patentable or not), improvements, copyrightable works of original authorship (including but not limited to computer programs, compilations of information, generation of data, graphic works, audio-visual materials, technical reports and the like), trademarks, know-how, trade secrets, processes and other intellectual property, developed or discovered by you in the course of your employment relating to the business of the Company, or to the prospective business of the Company, or which utilizes the Company Information or staff services (collectively, “Workproduct”).
     8.2 Workproduct created by you within the scope of your employment, on Company time, or using Company resources (including but not limited to facilities, staff, Information, time and funding), belongs to the Company and is not owned by you individually. You agree that all works of original authorship created during your employment are “works made for hire” as that term is used in connection with the U.S. Copyright Act. To the extent that, by operation of law, you retain any intellectual property rights in any Workproduct, you hereby assign to the Company all right, title and interest in all such Workproduct, including copyrights, patents, trade secrets, trademarks and know-how.
     8.3 You agree to cooperate with the Company, at the Company’s expense, in the protection of the Company Information and/or Workproduct and the securing of the Company’s proprietary rights, including signing any documents necessary to secure such rights, whether during or after your employment with the Company, and regardless of the fact of any employment with a new Company. The provisions of this Section 9 are effective from your first date of employment with the Company.
     9. Nonsolicitation:
     9.1 Company Employees. You acknowledge that the relationships between the Company and its employees are valuable assets of the Company. During your employment and for a period of two (2) years after the termination of your employment, you agree not to: (a) hire, use, or contract with any individual(s) employed by the Company (as an employee or as an independent contractor), or who left their employment at the Company within ninety (90) days after your last day of employment (collectively, “Staff”); or (b) contact Staff (or have someone else contact Staff) for the purpose of terminating their relationship with the Company or offering employment opportunities outside of the Company.
     9.2 Company Customers. You acknowledge that the relationships between the Company and its customers are valuable assets of the Company. During your employment and for a period of two (2) years after the termination of your employment, you agree that you will not contact (or have someone else contact), directly or indirectly, any then-current Company customer, or prospective customer with whom the Company is negotiating or preparing a proposal for products or services (collectively, “Customers”) for the purposes of: (i) inducing them to terminate their business relationship with the Company, (ii) discouraging them from doing business with the Company, or (iii) offering products or services that are similar to or competitive with those of the Company. “Contact” with any Customer includes responding to contact initiated by the Customer.

     The prohibitions contained in Sections 9.1 and 9.2 cover activities (i) by you, whether on your own behalf, or as a principal, officer, employee, partner, director, member, manager, proprietor, consultant or any other status; or (ii) by any third party of which you are an owner, shareholder, partner, member, or director; or (iii) by any third party if such activity was initiated by you and you are a manager, employee or agent of such third party.
     10. Non-competition. During your employment and for a period of two years after the termination of your employment, you agree that you will not directly or indirectly, anywhere in the United States, have any interest in any business that develops, markets, manufactures, sells or distributes any product or service similar to or competitive with any product or service of the Company. This prohibition covers activities (i) by you, whether on your own behalf, or as a principal, officer, employee, partner, director, member, manager, proprietor, consultant or any other status; or (ii) by any third party of which you are an owner, shareholder, partner, member, director, manager, employee or agent.
     11. Acknowledgment. You acknowledge that, due to your education and job skill, your adherence to the terms of Sections 9 and 10 above will not deprive you of the opportunity to obtain gainful employment with other companies serving different product or services markets, or that are not Customers of the Company, after the termination of your employment with the Company. You also acknowledge that, previous to your employment with the Company, you had no experience in designing, developing, manufacturing, distributing, marketing and selling products competitive to those of the Company.
     12. Enforcement of Agreement; Injunctive Relief; Attorneys’ Fees and Expenses.
     12.1 You acknowledge that violation of this Agreement will cause immediate and irreparable damage to the Company, entitling it to injunctive relief. You specifically consent to the issuance of temporary, preliminary, and permanent injunctive relief, without having to prove damages or post a bond or other security, to enforce the terms of this Agreement. In addition to injunctive relief, the Company is entitled to all money damages available under the law. If you violate this Agreement, in addition to all other remedies available to the Company at law, in equity, and under contract, you agree that you are obligated to pay all the Company’s costs of enforcement of this Agreement, including attorneys’ fees and expenses.
     12.2 You acknowledge and understand that the obligations contained in Sections 9 and 10 above will be extended by the length of time elapsed from the commencement of any breach of such obligations until sixty (60) days after the Company has knowledge of any such breach. You acknowledge and understand that you will bear the burden of proving the Company’s knowledge.
     12.3 You acknowledge and agree that in any action by the Company to enforce its rights under Sections 9 and 10 above, any claims that you may assert against the Company shall not constitute a defense on your part to the enforcement of such rights by the Company.
     13. Forum Selection; Consent to Jurisdiction and Venue. The parties agree that any litigation in relation to this Agreement and/or your employment shall be initiated and maintained exclusively in the Circuit Court of the County of Jackson, State of Michigan. The parties hereby irrevocably submit to the personal jurisdiction and venue of such courts. The parties agree that these courts are convenient forums for any such litigation.

     14. Statute of Limitations. You agree not to initiate any action or suit relating directly or indirectly to your employment with the Company or the termination of such employment more than six (6) months after the effective date of termination of your employment. You expressly waive any other longer statute of limitations. However, you agree that any shorter statute(s) of limitations remain in effect.
     15. General.
     15.1 This Agreement contains the entire understanding of you and the Company with respect to the subject matter of your employment, including, without limitation, all compensation of any type or nature whatsoever due to you from the Company. The Agreement cannot be modified except by written agreement between the parties or as amended by the Company as allowed by this Agreement. You represent that you have not been given any oral or written promises relating to employment that are not contained in this Agreement.
     15.2 This Agreement shall be construed in accordance with the laws of the State of Michigan (exclusive of its choice of law rules).
     15.3 You may not assign this Agreement. This Agreement is binding upon your heirs and personal representative. This Agreement shall inure to the benefit and be binding upon the Company’s successors and assigns.
     15.4 The terms of this Agreement are deemed to be severable, with the effect that if any of the provisions of this Agreement shall be held to be invalid or unenforceable by any court of competent jurisdiction, such provision shall be enforced to the fullest extent that it is valid and enforceable under applicable law, and all other provisions of this Agreement shall remain in full force and effect.
     15.5 All provisions of this Agreement, excluding those in Sections 3 and 4 above, shall survive termination of your employment relationship with the Company.
     15.6 You acknowledge that you have had the opportunity to review this Agreement and to discuss it with legal counsel if you choose.
Signatures follow on next page

THE PARTIES HAVE READ THE AGREEMENT,
UNDERSTAND ITS TERMS AND AGREE TO BE BOUND BY THEM.
AGREED AND ACCEPTED:

Company		Executive

Sparton Corporation		Greg Slome

By:	/s/ Cary Wood	By:	/s/ Greg Slome

Name: Cary Wood Title: President